MANAGEMENT'S DISCUSSION AND ANALYSIS

Piedmont Community Bank Holdings, Inc.
As of and For the Years Ended December 31, 2013 and 2012

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Piedmont Community Bank Holdings, Inc. (the "Company" or "Piedmont") is a bank holding company incorporated under the laws of Delaware on May 7, 2009. The Company was formed to build a community banking franchise in North Carolina and surrounding markets. The Company currently owns approximately 58 percent of VantageSouth Bancshares, Inc. ("VantageSouth"), which is also a Delaware-chartered bank holding company. Both the Company and VantageSouth conduct their business operations primarily through VantageSouth Bank (the "Bank"), which is the wholly-owned banking subsidiary of VantageSouth. Piedmont also wholly owns VantageSouth Holdings, LLC, which was formed on October 12, 2010 to hold certain loans purchased by Piedmont from the Bank. The Company's headquarters are located in Raleigh, North Carolina.
Mergers and Acquisitions

In 2010 and 2011, Piedmont acquired controlling interests in three financial institutions which are summarized below.

Acquired Institution	Acquisition Date	Percentage of Institution Initially Acquired	Purchase Price	Total Assets Acquired	Total Deposits Acquired
VantageSouth Bank	February 19, 2010	62%	$7,694	$99,189	$76,031
Community Bank of Rowan	April 19, 2011	100%	9,500	139,353	125,741
Crescent Financial Bancshares, Inc.	November 18, 2011	88%	75,000	995,156	678,289

On February 1, 2012, Piedmont merged Community Bank of Rowan ("Rowan") into VantageSouth Bank ("Legacy VantageSouth") and simultaneously purchased the remaining equity interests in Legacy VantageSouth from non-controlling shareholders. Then, on November 30, 2012, Piedmont merged the combined Legacy VantageSouth into Crescent State Bank, which was immediately rebranded as VantageSouth Bank.

In 2013, the combined Company acquired another financial institution which is summarized below.

Acquired Institution	Acquisition Date	Percentage of Institution Initially Acquired	Purchase Price	Total Assets Acquired at Fair Value	Total Deposits Acquired at Fair Value
ECB Bancorp, Inc.	April 1, 2013	100%	$40,629	$856,076	$736,114

ECB Bancorp, Inc. Merger

On April 1, 2013, ECB Bancorp, Inc. ("ECB") was merged with and into VantageSouth (the "ECB Merger"). The ECB Merger was completed pursuant to an Agreement and Plan of Merger dated as of September 25, 2012 (the "ECB Merger Agreement"). Immediately following the ECB Merger, The East Carolina Bank, a wholly-owned subsidiary of ECB, was merged with and into VantageSouth Bank. Upon the closing of the ECB Merger, each outstanding share of ECB common stock was converted into the right to receive 3.55 shares of the VantageSouth's common stock. The aggregate merger consideration consisted of 10.3 million shares of VantageSouth’s common stock. Based upon the market price of VantageSouth’s common stock at the ECB Merger date, the aggregate purchase price was $40.6 million.

In connection with the ECB Merger, the Company applied the acquisition method of accounting to ECB's balance sheet. Therefore, all acquired assets and liabilities were adjusted to fair value, and the historical allowance for loan losses was eliminated. The Company recorded a one-time acquisition gain of $7.8 million in the second quarter of 2013, which reflected the amount by which the fair value of acquired net assets exceeded the combined purchase price and fair value of other equity interests. The Company has a one-year measurement period from the acquisition date to finalize the recorded fair values of net assets acquired. The acquisition gain may change if initial fair value estimates are revised within the measurement period. The acquisition of ECB increased the VantageSouth's total assets by 43 percent, deposits by 45 percent, and stockholders' equity by 28 percent at the merger date. Therefore, the Company's results of operations and financial position were significantly impacted in 2013 by the ECB Merger.

Proposed Merger With Yadkin Financial Corporation

On January 27, 2014, VantageSouth and Piedmont entered into an Agreement and Plan of Merger with Yadkin Financial Corp. (“Yadkin”) under which VantageSouth and Piedmont will each merge with and into Yadkin (referred to collectively as the “Yadkin Merger”). Immediately following the completion of the Yadkin Merger, VantageSouth Bank will merge with and into Yadkin Bank, Yadkin’s wholly-owned banking subsidiary.

In the Yadkin Merger, each outstanding share of the VantageSouth's common stock, other than shares held by Piedmont, will be converted into the right to receive 0.3125 shares of Yadkin common stock and each share of Piedmont's common stock will be converted into the right to receive (i) 6.28597 shares of Yadkin common stock; (ii) cash per share in an amount to be determined based upon the pro rata value of Piedmont’s deferred tax asset and cash held by Piedmont on the closing date of the Yadkin Merger; and (iii) a right to receive a pro rata share of the “Contingent Shares” (as defined in the Merger Agreement). Pursuant to the Yadkin Merger Agreement, Yadkin will be the legal acquirer, but the Company will be the accounting acquirer due to the Company controlling a larger percentage of outstanding shares of the combined company. As of December 31, 2013, Yadkin had total assets of $1.8 billion, deposits of $1.5 billion, and shareholders' equity of $184.5 million. The Yadkin Merger is subject to all stockholder and regulatory approvals.

Yadkin Bank is a full-service community bank with thirty-three branches throughout its two regions in North and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, Durham, and Orange Counties. The Southern Region serves Iredell, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. Yadkin Bank provides mortgage lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, North Carolina. Securities brokerage services are provided by Yadkin Wealth, Inc., a Yadkin Bank subsidiary with offices located throughout the branch network.

Executive Summary

Below is a summary of the Company's financial results and significant accomplishments in 2013 and the beginning of 2014.

•	In January 2014, VantageSouth announced a proposed merger-of-equals with Yadkin Financial Corporation, which will create the largest community bank in North Carolina.

•
In January 2014, VantageSouth completed a private placement of $46.9 million of its common stock, the proceeds of which were used in February 2014 to repurchase its outstanding preferred stock issued to the U.S. Treasury.

•	VantageSouth completed the ECB merger and system conversion in the second quarter of 2013.

•	Net income was $6.3 million in 2013, which was a significant improvement from $788 thousand in 2012.

•	Pre-tax, pre-provision operating earnings totaled $19.4 million in 2013 compared to $4.9 million in 2012.

•	Net interest margin was 4.44 percent for both 2013 and 2012.

•	VantageSouth Bank was named the top small business lender in North Carolina by the Small Business Administration ("SBA").

•	Operating efficiency ratio improved to 76.52 percent in 2013 from 88.42 percent in 2012.

The following discussion and analysis includes descriptions of significant transactions, trends and other factors affecting the Company’s operating results and financial condition for the years ended December 31, 2013 and 2012. This discussion and analysis should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this report.

Non-GAAP Financial Measures

Statements included in this management's discussion and analysis include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses these non-GAAP financial measures, including: (i) net operating earnings (loss); (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest income, (iv) operating non-interest expense, (v) operating efficiency ratio, (vi) adjusted allowance for loan losses to loans; and (vii) tangible common equity, in its analysis of the Company's performance. The adjusted allowance for loan losses non-GAAP reconciliation is presented within the allowance for loan losses section of management's Analysis of Financial Condition below. The tangible common equity non-GAAP reconciliations, which include tangible book value per share and the tangible common equity to tangible assets ratio, are presented within the capital section of management's Analysis of Financial Condition below.

(Dollars in thousands, except per share data)	2013	2012

OPERATING EARNINGS
Net income (GAAP)	$6,264	$788
Securities gains	(1,215)	(1,251)
Gain on acquisition	(7,773)	—
Merger and conversion costs	14,650	3,242
Income tax effect of adjustments	(5,179)	(215)
Deferred tax asset valuation allowance reversal	—	(3,300)
Deferred tax asset revaluation from reduction in state income tax rates	1,218	—
Net operating earnings (loss) (Non-GAAP)	$7,965	$(736)

PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (GAAP)	$6,264	$788
Provision for loan losses	5,469	5,354
Income tax expense (benefit)	2,014	(3,216)
Pre-tax, pre-provision income	13,747	2,926
Securities gains	(1,215)	(1,251)
Gain on acquisition	(7,773)	—
Merger and conversion costs	14,650	3,242
Pre-tax, pre-provision operating earnings (Non-GAAP)	$19,409	$4,917

OPERATING NON-INTEREST INCOME
Non-interest income (GAAP)	$25,180	$11,983
Gain on acquisition	(7,773)	—
Operating non-interest income (Non-GAAP)	$17,407	$11,983

OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$81,870	$50,345
Merger and conversion costs	(14,650)	(3,242)
Operating non-interest expense (Non-GAAP)	$67,220	$47,103

OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	85.62%	94.51%
Effect to adjust for gain on acquisition	7.58%	—%
Effect to adjust for merger and conversion costs	(16.68)%	(6.09)%
Operating efficiency ratio (Non-GAAP)	76.52%	88.42%

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Analysis of Results of Operations

Net income was $6.3 million in 2013, which was a significant improvement from $788 thousand in 2012. Net income attributable to Piedmont was $2.5 million, or $1.74 per common share, in 2013 compared to a loss of $1.1 million, or $0.78 per common share, in 2012. Net income in 2013 was significantly influenced by the ECB merger. Net operating earnings, which exclude securities gains, merger and conversion costs, and non-recurring income tax adjustments, totaled $8.0 million in 2013 compared to a net operating loss of $736 thousand in 2012.

Two commonly used measures of bank profitability are return on average assets (net income as a percentage of average total assets)and return on average stockholders' equity (net income as a percentage of average stockholders' equity). Annualized return on average assets was 0.35 percent in 2013, which was an improvement from 0.07 percent in 2012. Annualized return on average stockholders' equity was 2.78 percent in 2013 compared to 0.43 percent in 2012.

Net Interest Income

Net interest income in 2013 totaled $70.4 million, which was an increase from $41.3 million in 2012. Average earning assets totaled $1.59 billion in 2013, which was a significant increase from $936.5 million in 2012. The increase in average earning assets was primarily the result of assets acquired in the ECB merger as well as organic loan growth.

Net interest margin was 4.44 percent in both 2013 and 2012. Net interest margin was benefited by a reduction in the cost of interest-bearing liabilities which fell from 0.87 percent in 2012 to 0.62 percent in 2013. The improvement in the cost of interest-bearing liabilities was offset by declining yields on interest-earning assets, which was primarily due to the origination of new loans at lower market rates and the reinvestment of principal paydowns and proceeds from sales of securities at lower market rates. The average yield on loans decreased from 6.01 percent in 2012 to 5.93 percent in 2013, and the average yield on investment securities declined from 2.67 percent in 2012 to 2.14 percent in 2013.

Income accretion on purchased loans totaled $20.6 million in 2013, which consisted of $13.6 million of accretion on purchased credit-impaired ("PCI") loans and $7.0 million of accretion income on purchased non-impaired loans. Income accretion on purchased loans totaled $16.3 million in 2012. Time deposit premium amortization totaled $3.0 million in 2013, which reduced interest expense, and net premium amortization of short-term borrowings and long-term debt totaled $3 thousand, which also reduced interest expense. Acquisition accounting amortization reduced the Company's cost of interest-bearing liabilities by 0.22 percent in 2013.

The following table summarizes the major components of net interest income and the related yields and costs for the periods presented.

	2013			2012
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets:
Loans	$1,214,082	$71,975	5.93%	$730,146	$43,891	6.01%
Investment securities	331,459	7,090	2.14%	165,329	4,409	2.67%
Federal funds and other interest-earning assets	40,911	89	0.22%	41,004	89	0.22%
Total interest-earning assets	1,586,452	79,154	4.99%	936,479	48,389	5.17%
Non-interest-earning assets	204,412			134,903
Total assets	$1,790,864			$1,071,382

Liabilities and Equity:
Interest-bearing demand	$297,162	645	0.22%	$149,841	649	0.43%
Money market and savings	422,543	1,363	0.32%	232,329	1,429	0.62%
Time deposits	557,853	4,195	0.75%	376,019	3,538	0.94%
Total interest-bearing deposits	1,277,558	6,203	0.49%	758,189	5,616	0.74%
Short-term borrowings	60,098	165	0.27%	3,149	19	0.60%
Long-term debt	51,239	2,285	4.46%	23,072	1,169	5.07%
Total interest-bearing liabilities	1,388,895	8,653	0.62%	784,410	6,804	0.87%
Non-interest-bearing deposits	167,058			98,089
Other liabilities	9,614			6,907
Total liabilities	1,565,567			889,406
Stockholders’ equity	225,297			181,976
Total liabilities and stockholders’ equity	$1,790,864			$1,071,382

Net interest income, taxable equivalent		$70,501			$41,585
Interest rate spread			4.37%			4.30%
Tax equivalent net interest margin			4.44%			4.44%

Percentage of average interest-earning assets to average interest-bearing liabilities			114.22%			119.39%
* Taxable equivalent basis

(1)	Loans include loans held for sale in addition to nonaccrual loans.

(2)
Yields related to investment securities exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rates of 34.0 percent. The taxable-equivalent adjustment was $64 thousand, and $297 thousand, for 2013 and 2012, respectively.

(3)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4)	Net interest margin represents annualized net interest income divided by average interest-earning assets.

Changes in interest income and interest expense can result from variances in both volume and rates. The following table presents the relative impact on tax-equivalent net interest income to changes in the average outstanding balances of interest-earning assets and interest-bearing liabilities and the rates earned and paid on such assets and liabilities.

	Change from 2012 to 2013 due to:
(Dollars in thousands)	Volume	Yield/Cost	Total Change
Interest earning assets:
Loans	$28,685	$(601)	$28,084
Investment securities	3,697	(1,016)	2,681
Federal funds and other interest-earning assets	—	—	—
Total interest-earning assets	32,382	(1,617)	30,765

Interest-bearing liabilities:
Interest-bearing demand	422	(426)	(4)
Money market and savings	826	(892)	(66)
Time deposits	1,474	(817)	657
Total interest-bearing deposits	2,722	(2,135)	587
Short-term borrowings	161	(15)	146
Long-term debt	1,271	(155)	1,116
Total interest-bearing liabilities	4,154	(2,305)	1,849
Change in net interest income	$28,228	$688	$28,916

Provision for Loan Losses

The following table summarizes the changes in the allowance for loan losses ("ALLL") for both PCI and non-PCI loans for the periods presented.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

2013
Balance at January 1, 2013	$2,720	$1,278	$3,998
Net charge-offs	(2,424)	—	(2,424)
Provision for loan losses	4,386	1,083	5,469
Balance at December 31, 2013	$4,682	$2,361	$7,043

2012
Balance at January 1, 2012	$1,081	$—	$1,081
Net charge-offs	(2,437)	—	(2,437)
Provision for loan losses	4,076	1,278	5,354
Balance at December 31, 2012	$2,720	$1,278	$3,998

Provision for loan losses was $5.5 million in 2013 compared to $5.4 million in 2012. The 2013 provision for loan losses was comprised of $4.4 million in provision expense on non-PCI loans and $1.1 million of impairment on PCI loan pools. The ALLL was $7.0 million, or 0.51 percent of total loans as of December 31, 2013, compared to $4.0 million, or 0.52 percent of total loans as of December 31, 2012. Adjusted ALLL, which includes the ALLL and net acquisition accounting fair value adjustments for acquired loans, represented 2.74 percent of total loans as of December 31, 2013 compared to 2.69 percent as of December 31, 2012.

Nonperforming loans as a percentage of total loans was 1.58 percent as of December 31, 2013, which was a decline from 1.93 percent as of December 31, 2012. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 1.55 percent as of December 31, 2013 compared to 1.89 percent as of December 31, 2012. The decline in the nonperforming assets ratio over the past year was due to the ECB merger as well as the Company's continuing efforts to resolve legacy problem assets while maximizing value. These resolution efforts have included a combination of asset sales through various channels and successful loan workout plans.

Loans acquired with evidence of credit deterioration since origination are accounted for as PCI loans. Subsequent to acquisition of these loans, estimates of cash flows expected to be collected are updated each reporting period based on assumptions regarding default rates, loss severities, and other factors that reflect current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rates), the provision for loan losses is charged, resulting in an increase to the allowance for loan losses. If there are probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loans.

The Company's quarterly PCI cash flow re-estimations resulted in total provision expense of $1.1 million in 2013 and $1.3 million in 2012. The ALLL related to PCI loans as of December 31, 2013 was $2.4 million. Of this amount, $1.0 million was related to a residential real estate loan pool, $1.0 million was related to a commercial real estate loan pool, $261 thousand was related to a construction and development loan pool, $53 thousand was related to a home equity loan pool, and $22 thousand was related to a consumer loan pool.

Non-Interest Income

The following table provides a summary of non-interest income for the periods presented.

(Dollars in thousands)	2013	2012

Service charges and fees on deposit accounts	$4,959	$2,131
Mortgage banking income	2,265	3,389
Government-guaranteed lending	5,586	3,159
Bank-owned life insurance	1,226	830
Gain on sales of available for sale securities	1,215	1,251
Gain on acquisition	7,773	—
Other	2,156	1,223
Total non-interest income	$25,180	$11,983

Non-interest income totaled $25.2 million in 2013 compared to $12.0 million in 2012. Non-interest income in 2013 included a one-time acquisition gain of $7.8 million related to the ECB merger. Securities gains totaled $1.2 million as the Company recognized gains upon selling the majority of its municipal bonds for balance sheet management and tax purposes. Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans originated by the Company as well as servicing fees on previously sold SBA loans, totaled $5.6 million. The Company sells the guaranteed portion of certain SBA loans in the secondary market without recourse and recognizes gains as those loans are sold at a premium. Additionally, service charges and fees, mortgage banking income, and bank-owned life insurance income totaled $5.0 million, $2.3 million, and $1.2 million, respectively, in 2013 and were all significantly impacted by the ECB merger during the year.

Non-Interest Expense

The following table provides a summary of non-interest expense for the periods presented.

(Dollars in thousands)	2013	2012

Salaries and employee benefits	$37,255	$26,033
Occupancy and equipment	9,133	5,331
Data processing	3,920	2,833
FDIC insurance premiums	1,486	1,067
Professional services	2,857	3,142
Foreclosed asset expenses	473	649
Loan, collection, and repossession expense	2,974	1,686
Advertising and business development	1,185	1,156
Printing, postage, and supplies	1,111	833
Merger and conversion costs	14,650	3,242
Other	6,826	4,373
Total non-interest expense	$81,870	$50,345

Non-interest expense totaled $81.9 million in 2013 compared to $50.3 million in 2012. Salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories in 2013 were all significantly impacted by ECB merger which added employees, branch and other facilities, and equipment to the Company's expense base. Direct merger, transaction and system conversion costs, which totaled $14.7 million, as well as a higher general expense run rate following the ECB merger significantly impacted non-interest expenses in 2013.

The Company's operating efficiency ratio, which excludes non-recurring merger and conversion costs, improved from 88.42 percent in 2012 to 76.52 percent in 2013. Much of the improvement in the operating efficiency ratio was due to increased scale and operating leverage provided by the ECB merger combined with cost cutting measures which will continue to benefit the Company going forward. For example, full time equivalent employees for the combined Company decreased from 520 at the ECB merger date to 455 as of December 31, 2013.

Income Taxes

Income tax expense was $2.0 million in 2013, which included a $1.2 million charge in the third quarter as a result of recently enacted decreases in North Carolina corporate income tax rates which are effective in future tax years. The income tax benefit in 2012 was $3.2 million, which included a $3.3 million reversal of a deferred tax valuation allowance. Taxable income is calculated using pre-tax net income adjusted for non-deductible merger costs as well as non-taxable municipal investment income and bank-owned life insurance income.

Based on the Company's analysis of positive and negative evidence regarding future realization of its deferred tax assets, which included an evaluation of historical and forecasted pre-tax earnings, net operating loss carryforward periods, asset quality trends, capital levels, and potential tax planning strategies, the Company determined that there was sufficient positive evidence to indicate that it would likely realize the full value of VantageSouth's deferred tax assets and therefore determined that no valuation allowance on VantageSouth's deferred tax assets was needed as of December 31, 2013. However, due to certain limitations on the utilization of deferred taxes at the Piedmont holding company level, the Company has placed a full valuation allowance totaling $5.0 million on deferred taxes generated at Piedmont.

Analysis of Financial Condition

Total assets were $2.12 billion as of December 31, 2013, which was a significant increase from $1.09 billion as of December 31, 2012. The ECB merger provided $856.1 million of asset growth in 2013. Earning assets totaled $1.89 billion, or 89 percent of total assets, as of December 31, 2013 and $958.2 million, or 88 percent of total assets, as of December 31, 2012. Earning assets as of December 31, 2013 consisted of $1.39 billion in gross loans, $8.7 million in loans held for sale, $413.8 million in investment securities, including FHLB stock, and $71.7 million in federal funds sold and interest-earning deposits with correspondent banks. Deposits were $1.67 billion as of December 31, 2013, which was an increase of $801.3 million from deposits as of December 31, 2012. The ECB merger provided $736.1 million of deposit growth in 2013. Short-term borrowings increased by $119.0 million while long-term debt increased by $53.1 million. Stockholders' equity, including non-controlling interests, increased by $57.7 million, which was primarily due to $66.1 million of net assets acquired in the ECB merger, partially offset by a decline in accumulated other comprehensive income.

Since the ECB merger significantly impacted each major component of the Company's balance sheet, the following table has been provided to summarize the year-to-date changes in major balance sheet components including and excluding the acquired ECB balances.

(Dollars in thousands)	December 31, 2013	December 31, 2012	YTD Change	Acquired ECB Balances April 1, 2013	YTD Change Excluding Acquired ECB Balances

Cash and cash equivalents	$100,780	$50,513	$50,267	$24,008	$26,259
Investment securities available for sale	404,888	136,491	268,397	289,359	(20,962)
Loans held for sale	8,663	16,439	(7,776)	13,456	(21,232)
Loans	1,392,833	768,209	624,624	453,054	171,570
Allowance for loan losses	(7,043)	(3,998)	(3,045)	—	(3,045)
Other assets	222,983	122,154	100,829	76,199	24,630
Total assets	$2,123,104	$1,089,808	$1,033,296	$856,076	$177,220

Deposits	$1,672,231	$870,962	$801,269	$736,114	$65,155
Short-term borrowings	126,500	7,500	119,000	34,284	84,716
Long-term debt	72,921	19,864	53,057	16,460	36,597
Other liabilities	13,002	10,760	2,242	3,131	(889)
Total liabilities	1,884,654	909,086	975,568	789,989	185,579
Stockholders' equity (1)	238,450	180,722	57,728	66,087	(8,359)
Total liabilities and stockholders' equity	$2,123,104	$1,089,808	$1,033,296	$856,076	$177,220

(1)	Acquired ECB stockholders' equity balance includes an acquisition gain of $7.8 million which was recorded in earnings in the second quarter of 2013.

Investment Securities

The amortized cost and fair value of the available-for-sale securities portfolio was $415.1 million and $404.4 million, respectively, as of December 31, 2013 compared with $132.9 million and $136.3 million, respectively, as of December 31, 2012. Excluding acquired ECB investments, available for sale securities declined by $21.0 million during 2013, which partially funded the Company's core loan growth. The Company also drew down its investment portfolio to properly manage its liquidity and interest rate risk position following the ECB merger.

Marketable investment securities are accounted for as available for sale and are recorded at fair value with unrealized gains and losses charged to accumulated other comprehensive income. The investment securities portfolio as of December 31, 2013 consisted of U.S. government-sponsored enterprise ("GSE") securities, securities guaranteed by the SBA, residential mortgage-backed securities (“MBS”), which were all issued by GSEs, investment grade corporate bonds, investment grade commercial MBS issued by financial institutions, investment grade non-taxable municipal obligations, and the common stock of other financial institutions. As of December 31, 2013 and 2012, the securities portfolio had $2.4 million and $3.5 million, respectively, of unrealized gains and $13.0 million and $96 thousand, respectively, of unrealized losses. None of these securities had been in an unrealized loss position for more than twelve months at either date.

The Company sold most of its municipal bonds in the first quarter of 2013 for tax planning and balance sheet management purposes. Proceeds from sales of securities in 2013 totaled $174.3 million, which resulted in $1.3 million of gross gains and $35 thousand of gross losses. Proceeds from sales of securities in 2012 totaled $86.6 million, which resulted in $1.3 million of gross gains and $84 thousand of gross losses.

The following table summarizes the amortized cost and fair value of the securities portfolio for the dates indicated.

	December 31, 2013		December 31, 2012		December 31, 2011
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Available for sale securities:
U.S. government-sponsored enterprise securities	$14,834	$14,673	$—	$—	$—	$—
SBA-guaranteed securities	66,579	65,880	—	—	—	—
Residential MBS	216,818	205,260	76,249	76,777	121,816	121,901
Corporate bonds	109,423	110,740	30,861	32,508	28,042	27,966
Commercial MBS	5,867	5,938	6,612	6,885	—	—
Municipal bonds - non-taxable	600	601	15,492	16,201	13,281	13,514
Municipal bonds - taxable	—	—	2,583	2,725	1,464	1,632
Other debt securities	253	253	1,083	1,157	3,916	4,004
Marketable equity securities	677	1,043	37	58	520	566
Total	$415,051	$404,388	$132,917	$136,311	$169,039	$169,583

Held to maturity securities:
Corporate bonds	$500	$500	$180	$410	$421	$421

The following table summarizes debt securities in the investment portfolio as of December 31, 2013, segregated by major category with ranges of maturities and average yields.

	December 31, 2013
(Dollars in thousands)	Amortized Cost	Fair Value	Weighted Average Yield (1)

U.S. government-sponsored enterprise securities:
One to five years	$14,834	$14,673	1.11%
Total	14,834	14,673	1.11
SBA-guaranteed securities:
One to five years	8,048	8,029	1.27
Over five to ten years	57,031	56,347	1.41
After ten years	1,500	1,504	2.14
Total	66,579	65,880	1.41
Residential MBS (2):
Within one year	77	77	2.91
One to five years	57,447	55,760	1.68
Over five to ten years	103,498	97,738	2.15
After ten years	55,796	51,685	2.76
Total	216,818	205,260	2.18
Corporate bonds:
One to five years	96,328	98,060	2.10
Over five to ten years	13,095	12,680	2.32
Total	109,423	110,740	2.13
Commercial MBS (2):
One to five years	5,867	5,938	2.50
Total	5,867	5,938	2.50
Municipal bonds - taxable:
Within one year	600	601	6.44
Total	600	601	6.44
Other debt securities:
One to five years	253	253	1.69
Total	253	253	1.69
Total debt securities	$414,374	$403,345	2.02%

(1)	Yields are calculated on a taxable equivalent basis using the statutory federal income tax rate of 34 percent. Yields are calculated based on the amortized cost of the securities.

(2)
Mortgage-backed securities, which are not due at a single maturity date, have been included in maturity groupings based on contractual maturity. The expected life of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay the underlying mortgage loans with or without call or prepayment penalties.

As of December 31, 2013, the weighted average life of the investment portfolio was 6.6 years and the effective duration was 3.2 years.

The Company also owned $8.9 million and $2.3 million of FHLB stock as of December 31, 2013 and December 31, 2012, respectively. This stock is recorded at cost and is classified separately from investment securities on the consolidated balance sheets.

Loans

The primary goal of the Company's lending function is to help clients achieve their financial goals by providing quality loan products that are fair to the client and profitable to the Company. In addition to the importance placed on client knowledge and continuous involvement with clients, the Company's lending process incorporates the standards of a consistent company-wide credit culture and an in-depth knowledge of our local markets. Furthermore, the Company employs strict underwriting criteria governing the degree of assumed risk and the diversity of the loan portfolio. In this context, the Company strives to meet the credit needs of businesses and consumers in its markets while pursuing a balanced strategy of loan profitability, loan growth, and loan quality.

Loans, net of deferred loan fees, totaled $1.39 billion as of December 31, 2013, which was an increase of $624.6 million, or 45 percent, from December 31, 2012. Excluding acquired ECB loans, organic loan growth was $171.6 million in 2013. The Company generated robust net loan growth during the year which was driven by loan originations totaling $529.1 million. The following table summarizes the loan portfolio composition by category as of December 31 for the years presented.

	2013		2012		2011		2010		2009
(Dollars in thousands)	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans

Commercial real estate	$670,293	48.11%	$393,218	51.18%	$367,693	49.90%	$18,854	28.04%	$—	N/A
Residential real estate and home equity	285,768	20.51%	189,758	24.70%	200,368	27.20%	29,783	44.29%	—	N/A
Commercial and industrial	230,614	16.55%	98,701	12.85%	62,754	8.52%	9,898	14.72%	—	N/A
Construction and development	198,314	14.23%	82,304	10.71%	99,878	13.56%	7,046	10.48%	—	N/A
Consumer	8,332	0.60%	4,325	0.56%	6,046	0.82%	1,658	2.47%	—	N/A
Total loans	1,393,321	100.00%	768,306	100.00%	736,739	100.00%	67,239	100.00%	—	N/A
Less: deferred loan fees	(488)		(97)		(345)		—		—
Total loans, net	$1,392,833		$768,209		$736,394		$67,239		$—

For each acquired loan portfolio, the Company made fair value adjustments by projecting expected future principal and interest cash flows over the remaining life of each loan and then discounting those cash flows based on then-current market rates for similar loans. Because acquired loans are marked to fair value and the legacy allowance for loan losses is eliminated at acquisition, the Company believes an analysis of the loan portfolio carrying value and unpaid borrower principal balances ("UPB") is important in evaluating the portfolio.

The following table summarizes the UPB and carrying amounts of the loan portfolio by type.

	December 31, 2013			December 31, 2012
(Dollars in thousands)	UPB	Carrying Amount	% of UPB	UPB	Carrying Amount	% of UPB

Commercial:
Commercial real estate	$686,390	$670,293	97.7%	$403,145	$393,218	97.5%
Commercial and industrial	234,905	230,614	98.2	100,893	98,701	97.8%
Construction and development	184,550	175,794	95.3	83,936	76,101	90.7%
Consumer:
Residential real estate	196,343	191,378	97.5	130,235	126,272	97.0%
Construction and development	24,108	22,520	93.4	6,457	6,203	96.1%
Home equity	98,527	94,390	95.8	66,634	63,486	95.3%
Consumer	8,697	8,332	95.8	4,382	4,325	98.7%
Total	$1,433,520	$1,393,321	97.2%	$795,682	$768,306	96.6%

The following table summarizes the scheduled maturities of loans separated by fixed and variable rate loans.

	December 31, 2013
(Dollars in thousands)	Commercial Real Estate	Commercial Construction and Development	Commercial and Industrial	Residential Real Estate	Consumer Construction	Home Equity	Consumer	Total

Fixed Rate: (1)
1 year or less	$35,480	$10,870	$9,821	$12,468	$3,789	$171	$1,587	$74,186
1-5 years	327,939	29,912	51,524	69,904	12,403	3,468	4,515	499,665
After 5 years	80,953	4,162	13,611	23,382	719	261	523	123,611
Total	444,372	44,944	74,956	105,754	16,911	3,900	6,625	697,462
Variable Rate: (1) (2)
1 year or less	29,368	76,486	78,863	9,805	4,531	1,933	689	201,675
1-5 years	136,548	37,589	48,001	14,306	1,078	8,605	682	246,809
After 5 years	60,005	16,775	28,794	61,513	—	79,952	336	247,375
Total	225,921	130,850	155,658	85,624	5,609	90,490	1,707	695,859
Total loans	$670,293	$175,794	$230,614	$191,378	$22,520	$94,390	$8,332	$1,393,321

(1)	Loan maturities are presented based on the final contractual maturity of each loan and do not reflect contractual principal payments prior to maturity on amortizing loans.

(2)
As of December 31, 2013, the Company had approximately $261 million of variable rate loans with interest rate floors in effect (i.e., floor rate exceeded variable rate). Interest rates on these loans will not reset until the underlying index plus any spread increase above the floor rate.

Nonperforming Assets

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. Loans are generally classified as nonaccrual if they are past due for a period of 90 days or more, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

PCI loans with common risk characteristics are grouped in pools at acquisition. These loans are evaluated for accrual status at the pool level rather than the individual loan level and performance is based on management's ability to reasonably estimate the amount and timing of future cash flows rather than a borrower's ability to repay contractual loan amounts. Since management is able to reasonably estimate the amount and timing of future cash flows on the Company's PCI loan pools, none of these loans have been identified as nonaccrual. However, PCI loans included in pools are identified as nonperforming if they become past due 90 days or more.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Assets acquired as a result of foreclosure are recorded at estimated fair value in other real estate (or foreclosed assets). Any excess of cost over estimated fair value at the time of foreclosure is charged to the allowance for loan losses. Valuations are periodically performed on these properties, and any subsequent write-downs are charged to earnings. Routine maintenance and other holding costs are included in non-interest expense.

A loan is classified as a troubled debt restructuring (“TDR”) by the Company when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The Company grants concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual until there is demonstrated performance under new terms. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on non-accrual status. The Company closely monitors these loans and ceases accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms.

The following table summarizes the Company's nonperforming assets as of December 31 for the years presented.

(Dollars in thousands)	2013	2012	2011	2010	2009

Nonaccrual loans:
Commercial real estate	$4,747	$1,763	$731	$380	$—
Construction and development	3,285	553	1,558	—	—
Commercial and industrial	2,154	64	45	—	—
Residential real estate and home equity	4,378	3,392	1,173	67	—
Consumer	164	223	1	—	—
Total nonaccrual loans	14,728	5,995	3,508	447	—
Accruing loans past due 90 days or more (1)	7,288	8,819	22,888	2,075	—
Total nonperforming loans	22,016	14,814	26,396	2,522	—
Foreclosed assets	10,823	5,837	11,537	890	—
Total nonperforming assets	$32,839	$20,651	$37,933	$3,412	$—

Restructured loans not included above	$534	$104	$782	$—	$—

(1)	Balances are comprised of PCI loans past due 90 days or more that are grouped in pools which accrue interest based on pool yields.

Nonperforming loans as a percentage of total loans was 1.58 percent as of December 31, 2013, which was a decline from 1.93 percent as of December 31, 2012. Nonperforming assets as a percentage of total assets as of December 31, 2013 was 1.55 percent, which was a decline from 1.89 percent as of December 31, 2012. The decline in the nonperforming assets ratio over the past year was due to the ECB merger as well as the Company's continuing efforts to resolve legacy problem assets while maximizing value. These resolution efforts have included a combination of asset sales through various channels and successful loan workout plans.
The allowance for loan losses to nonperforming loans ratio was 31.99 percent as of December 31, 2013. Including net acquisition accounting fair value adjustments, this ratio was 173.49 percent as of December 31, 2013.

Allowance for Loan Losses

The ALLL and related provision are calculated for the Company's two portfolio categories: PCI loans and non-PCI loans. The following description of the Company's ALLL methodology primarily relates to non-PCI loans. The ALLL is established through periodic charges to earnings in the form of a provision for loan losses. Increases to the ALLL occur as a result of provisions charged to operations and recoveries of amounts previously charged off, and decreases to the ALLL occur when loans are charged off. Management evaluates the adequacy of the ALLL on at least a quarterly basis. For non-PCI loans, the evaluation of the adequacy of the ALLL includes both loans evaluated collectively for impairment and loans evaluated individually for impairment. The determination of loss rates on loans collectively evaluated for impairment involves considerations of historic loan loss experience as well as certain qualitative factors such as current delinquency levels and trends, loan growth, loan portfolio composition, prevailing economic conditions, the loan review function, and other relevant factors. Trailing three-year historical loss rates are used in combination with the qualitative factors to determine appropriate loss rates for each identified risk category.

The Company utilizes an internal grading system to assign the degree of inherent risk on each loan in the portfolio. The risk grade is initially assigned by the lending officer and reviewed by the credit administration function. The internal risk grading system is reviewed and tested periodically by the loan review function. The Company's ALLL model uses the internal loan grading system to segment each category of loans by risk grade. Calculated loss rates are weighted more heavily for higher risk loans.

A loan is considered individually impaired when, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Only borrowers with a combined balance of $200 thousand or more or have been modified in a troubled debt restructuring ("TDR") are individually evaluated for impairment. Reserves, or charge-offs, on individually impaired loans that are collateral dependent are based on the fair value of the underlying collateral, less an estimate of selling costs, while reserves, or charge-offs, on loans that are not collateral dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate.

The following table presents the allocation of the ALLL as of December 31 for the years presented.

	2013		2012		2011
(Dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial real estate	$2,419	34.35%	$1,524	38.12%	$457	42.27%
Construction and development	1,587	22.53	615	15.38	235	21.74
Commercial and industrial	805	11.43	798	19.96	197	18.22
Residential real estate and home equity	2,149	30.51	1,025	25.64	179	16.56
Consumer	83	1.18	36	0.90	13	1.21
Total ALLL	$7,043	100.00	$3,998	100.00	$1,081	100.00

The following table summarizes changes in the ALLL for the periods presented.

(Dollars in thousands)	2013	2012	2011	2010	2009

ALLL at beginning of period	$3,998	$1,081	$2,083	$—	$—
Charge-offs:
Commercial real estate	(20)	—	(812)	(322)	—
Construction and development	(723)	(415)	(1,481)	—	—
Commercial and industrial	(483)	(250)	(3)	—	—
Residential real estate and home equity	(1,230)	(1,937)	(3)	(49)	—
Consumer	(265)	(147)	(367)	—	—
Total charge-offs	(2,721)	(2,749)	(2,666)	(371)	—
Recoveries:
Commercial real estate	26	—	—	2	—
Construction and development	47	125	20	—	—
Commercial and industrial	23	19	8	76	—
Residential real estate and home equity	185	159	9	—	—
Consumer	16	9	6	—	—
Total recoveries	297	312	43	78	—
Net charge-offs	(2,424)	(2,437)	(2,623)	(293)	—
Provision for loan losses	5,469	5,354	1,621	2,376	—
ALLL at end of period	$7,043	$3,998	$1,081	$2,083	$—

Net charge-offs to average loans	0.20%	0.33%	1.29%	0.49%	N/A

The ALLL to total loans was 0.51 percent as of December 31, 2013, which was a slight decrease from 0.52 percent as of December 31, 2012. However, including acquisition accounting fair value discounts, the adjusted ALLL increased from 2.69 percent as of December 31, 2012 to 2.74 percent as of December 31, 2013. The increase in adjusted ALLL was primarily due to the fair value adjustments applied to acquired ECB loans. The following non-GAAP reconciliation provides a calculation of the adjusted ALLL and the related adjusted ALLL as a percentage of total loans for the periods presented.

(Dollars in thousands)	December 31, 2013	December 31, 2012

Allowance for loan losses (GAAP)	$7,043	$3,998
Net acquisition accounting fair value discounts to loans	31,152	16,633
Adjusted allowance for loan losses	38,195	20,631
Loans	$1,392,833	$768,209
Adjusted allowance for loan losses to loans (Non-GAAP)	2.74%	2.69%

Deposits

Total deposits as of December 31, 2013 were $1.67 billion, an increase of $801.3 million from December 31, 2012. Excluding acquired ECB deposits, organic deposit growth was $65.2 million. The following table summarizes the average balances outstanding and average interest rates for each major category of deposits for the periods presented.

	2013			2012
(Dollars in thousands)	Average Balance	% of Total	Average Rate	Average Balance	% of Total	Average Rate

Non-interest demand	$167,058	11.56%	—%	$98,089	11.46%	—%
Interest-bearing demand	297,162	20.57	0.22	149,841	17.50	0.43
Money market and savings	422,543	29.25	0.32	232,329	27.13	0.62
Time deposits	557,853	38.62	0.75	376,019	43.91	0.94
Total average deposits	$1,444,616	100.00%	0.43%	$856,278	100.00%	0.66%

The overall mix of average deposits shifted in the periods presented above as time deposits declined as a proportion of total average deposits while interest-bearing demand and money market and savings deposits increased. The Company believes its deposit product offerings are properly structured to attract and retain core low-cost deposit relationships. The average cost of deposits decreased to 0.43 percent in 2013 from 0.66 percent in 2012 as the Company adjusted interest rates it pays on certain checking and money market accounts during 2013 and incorporated the ECB deposit base.

The following table summarizes the amounts and maturities of time deposits with balances of $100 thousand or more.

(Dollars in thousands)	December 31, 2013

Remaining maturity:
Three months or less	$94,258
Over three months through one year	125,821
Over one year through three years	105,170
Over three years through five years	37,809
Over five years	—
Total	$363,058

Short-Term Borrowings and Long-Term Debt

The Company uses short-term borrowings and long-term debt to provide both funding and, to a lesser extent, regulatory capital. Short-term borrowings totaled $126.5 million as of December 31, 2013 and consisted of ten FHLB advances maturing in 2014. Long-term debt totaled $72.9 million as of December 31, 2013, which was an increase from $19.9 million as of December 31, 2012. Long-term debt as of December 31, 2013 included $19.3 million of fixed-rate FHLB advances maturing from 2015 to 2017, a $7.0 million subordinated term loan due 2018, $38.1 million of subordinated notes due 2023, $5.6 million of junior subordinated to an unconsolidated trust due 2033, and a capital lease obligation of $3.1 million. The increase in total borrowings was used to fund a portion of the Company's 2013 loan growth and allowed the Company to hedge the interest rates on short-term FHLB advances, which was intended to partially offset the risk of rising interest rates on the investment securities portfolio.

Stockholders’ Equity

Total stockholders' equity was $238.5 million at December 31, 2013 compared to $180.7 million at December 31, 2012. Total Piedmont stockholders' equity, excluding non-controlling interests, was $141.1 million as of December 31, 2013, which was a decrease from $141.9 million as of December 31, 2012. The decrease in Piedmont's stockholders' equity was primarily due to an other comprehensive loss of $4.3 million partially offset by 2013 net income of $2.5 million and $917 thousand in 2013 stock-based compensation. The decline in accumulated other comprehensive income was largely due to rising long-term interest rates in 2013 which reduced the value of the investment securities portfolio and created an unrealized loss position. The unrealized losses on securities available for sale were partially offset by the increasing value of the cash flow hedges on forecasted short-term FHLB advances that the Company entered into in the second quarter of 2013. These cash flow hedges were intended to partially protect stockholders' equity against the risk of rising interest rates on the investment securities portfolio.

Liquidity

Liquidity management involves the ability to fund the needs and requirements of depositors and borrowers, paying operating expenses and ensuring compliance with regulatory liquidity requirements. To ensure the Company is positioned to meet immediate and future cash demands, it relies on internal analysis of liquidity, knowledge of current economic and market trends and forecasts of future conditions. Investment portfolio principal payments and maturities, loan principal payments, deposit growth, brokered deposit sources, and available borrowings from the FHLB, the Federal Reserve Bank, and various federal funds lines from correspondent banks are the primary sources of liquidity for the Company. The primary uses of liquidity are repayments of borrowings, deposit maturities and withdrawals, disbursements of loan proceeds, and investment purchases.

As of December 31, 2013, liquid assets (which include cash and due from banks, interest-earning deposits with banks, federal funds sold and investment securities available for sale) totaled $505.2 million, which represented 24 percent of total assets and 30 percent of total deposits. Supplementing this on-balance sheet liquidity, the Company has available off-balance sheet liquidity in the form of lines of credit from the FHLB and other correspondent banks which totaled $223.9 million as of December 31, 2013. Management believes that the aggregate liquidity position of the Company is sufficient to meet deposit maturities and withdrawals, borrowing commitments, loan funding requirements, and operating expenses. Core deposits (total deposits less brokered deposits), one of the Company's most stable sources of liquidity, together with common equity capital, funded $1.67 billion, or 79 percent, of total assets as of December 31, 2013 compared with $930.1 million, or 85 percent, of total assets as of December 31, 2012.

Contractual Obligations, Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements

The following table presents the Company's significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient. The table excludes liabilities recorded where management cannot reasonably estimate the timing of any payments that may be required in connection with these liabilities.

	December 31, 2013
(Dollars in thousands)	1 Year or Less	Over 1 to 3 Years	Over 3 to 5 Years	More Than 5 Years	Total

Time deposits	$357,495	$217,442	$59,978	$—	$634,915
Short-term borrowings	126,500	—	—	—	126,500
Long-term debt	—	19,299	—	53,196	72,495
Capital lease obligation	211	584	617	3,747	5,159
Operating leases	3,095	5,499	5,217	5,901	19,712
Total contractual obligations	$487,301	$242,824	$65,812	$62,844	$858,781

The Company's significant commitments and obligations are summarized in the accompanying table. Not all of the commitments presented in this table will be used, thus the actual cash requirements are likely to be significantly less than the amounts reported.

(Dollars in thousands)	December 31, 2013

Commitments to extend credit	$293,371
Financial standby letters of credit	8,571
Capital commitment to private investment fund	1,744
Total commitments	$303,686

Capital

The maintenance of appropriate levels of capital is a management priority and is monitored on a regular basis. The Company's principal goals related to the maintenance of capital are to provide adequate capital to support the Company's risk profile, provide financial flexibility to support future growth and client needs, comply with relevant laws, regulations, and supervisory guidance, and provide a competitive return to stockholders.

Banking regulators have defined capital into the following components: (1) Tier 1 capital, which includes common stockholders' equity and qualifying preferred equity, and (2) Tier 2 capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify as Tier 1 capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require a financial institution to maintain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier 1 capital as a percentage of risk-adjusted assets of 4.0 percent and combined Tier 1 and Tier 2 capital as a percentage of risk-adjusted assets of 8.0 percent. In addition to the risk-based guidelines, federal regulations require financial institutions to maintain a minimum leverage ratio (Tier 1 capital as a percentage of tangible assets) of 4.0 percent.

The table below summarizes the calculation of Piedmont's and the Bank's regulatory capital ratios.

			Minimum Requirements To Be:
(Dollars in thousands)	As Reported by Piedmont	As Reported by VantageSouth Bank	Adequately Capitalized	Well Capitalized
December 31, 2013
Tier 1 capital	$173,495	$202,200
Tier 2 capital	52,500	14,450
Total capital	$225,995	$216,650

Average assets for leverage ratio	$1,993,668	$1,990,502
Risk-adjusted assets	$1,710,430	$1,706,081

Regulatory capital ratios:
Total risk-based capital	13.21%	12.70%	8.00%	10.00%
Tier 1 risk-based capital	10.14	11.85	4.00	6.00
Tier 1 leverage	8.70	10.16	4.00	5.00

December 31, 2012
Tier 1 capital	$123,500	$114,988
Tier 2 capital	10,947	10,977
Total capital	$134,447	$125,965

Average assets for leverage ratio	$1,010,150	$1,004,298
Risk-adjusted assets	$846,619	$841,944

Regulatory capital ratios:
Total risk-based capital	15.88%	14.96%	8.00%	10.00%
Tier 1 risk-based capital	14.59	13.66	4.00	6.00
Tier 1 leverage	12.23	11.45	4.00	5.00

The Company's tangible book value per common share was $81.92 as of December 31, 2013 compared to $79.73 as of December 31, 2012. The following table presents the calculation of tangible book value per common share.

(Dollars in thousands)	December 31, 2013	December 31, 2012

Total Piedmont Community Bank Holdings, Inc. stockholders' equity (GAAP)	$141,074	$141,938
Less: goodwill and other intangible assets allocated to Piedmont, net of tax	20,920	24,999
Tangible common equity (Non-GAAP)	$120,154	$116,939
Common shares outstanding	1,466,664	1,466,664
Tangible book value per common share (Non-GAAP)	$81.92	$79.73

Common Stock Offering and TARP Preferred Stock Redemption

On January 31, 2014, VantageSouth completed the sale of 9.2 million shares of its common stock for $46.9 million in a private placement issuance to new and existing investors, including certain members of the Company's Board of Directors and their affiliates (the "Capital Raise"). After the Capital Raise, Piedmont owns approximately 58% of VantageSouth. The net proceeds of the Capital Raise were primarily used to redeem the Company’s Series A and Series B Preferred Stock, which occurred on February 19, 2014. The Company also intends to use a portion of the proceeds from the Capital Raise to repurchase the common stock warrants also previously issued to Treasury.

Quantitative and Qualitative Disclosures About Market Risk

The Company intends to reach its strategic financial objectives through the effective management of market risk. Like many financial institutions, the Company’s most significant market risk exposure is interest rate risk. The Company's primary goal in managing interest rate risk is to minimize the effect that changes in market interest rates have on earnings and capital. This is accomplished through the active management of the balance sheet. The goal of these activities is to structure the maturity and repricing of assets and liabilities to produce stable net interest income despite changing interest rates. The Company's overall interest rate risk position is maintained within a series of policies approved by the Board of Directors and guidelines established and monitored by the Bank’s Asset/Liability Committee (“ALCO”).

To measure, monitor, and report on interest rate risk, the Company begins with two models: (1) net interest income ("NII") at risk, which measures the impact on NII over the next twelve and twenty-four months to immediate changes in interest rates and (2) net economic value of equity ("EVE"), which measures the impact on the present value of net assets to immediate changes in interest rates. NII at risk is designed to measure the potential short-term impact of changes in interest rates on NII. EVE is a long-term measure of interest rate risk to the Company's balance sheet, or equity. Finally, gap analysis, which is the difference between the amount of balance sheet assets and liabilities repricing within a specified time period, is used as a secondary measurement of the Company's interest rate risk position. All of these models are subject to ALCO guidelines and are monitored regularly.

In calculating NII at risk, the Company begins with a base amount of NII that is projected over the next twelve and twenty-four months, assuming that the balance sheet is static and the yield curve remains unchanged over the period. The current yield curve is then “shocked,” or moved immediately, ±1.0 percent, ±2.0 percent, ±3.0 percent and ±4.0 percent in a parallel fashion, or at all points along the yield curve. New twelve-month NII projections are then developed using the same balance sheet but with the new yield curves, and these results are compared to the base scenario. The Company also performs yield curve twist scenarios to evaluate potential NII at risk under different scenarios such as a flattening yield curve, a steepening curve, and others that management deems necessary.

EVE at risk is based on the change in the present value of all assets and liabilities under different interest rate scenarios. The present value of existing cash flows with the current yield curve serves as the base case. The Company then applies an immediate parallel shock to that yield curve of ±1.0 percent, ±2.0 percent, ±3.0 percent and ±4.0 percent and recalculates the cash flows and related present values.

Key assumptions used in the models described above include the timing of cash flows, the maturity and repricing of assets and liabilities, changes in market conditions, and interest-rate sensitivities of the Company's non-maturity deposits with respect to interest rates paid and the level of balances. These assumptions are inherently uncertain and, as a result, the models cannot precisely calculate future NII or predict the impact of changes in interest rates on NII and EVE. Actual results could differ from simulated results due to the timing, magnitude and frequency of changes in interest rates and market conditions, changes in spreads and management strategies, among other factors. Projections of NII are assessed as part of the Company's forecasting process.

NII and EVE Analysis. The following table presents the estimated exposure to NII for the next twelve months due to immediate changes in interest rates and the estimated exposure to EVE due to immediate changes in interest rates. All information is presented as of December 31, 2013.

	December 31, 2013
(Dollars in thousands)	Estimated Exposure to NII	Estimated Exposure to EVE

Immediate change in interest rates:
+ 4.0%	11.24%	8.20%
+ 3.0%	8.04	6.79
+ 2.0%	4.41	4.76
+ 1.0%	0.82	2.37
No change	—	—
- 1.0%	(1.50)	(4.00)

While the measures presented in the table above are not a prediction of future NII or EVE valuations, they do suggest that if all other variables remained constant, immediate increases in interest rates at all points on the yield curve may produce higher NII in the short term. Other important factors that impact the levels of NII are balance sheet size and mix, interest rate spreads, the slope of the yield curve, the speed of interest rates changes, and management actions taken in response to the preceding conditions.

Interest Rate Gap Analysis. Interest rate gap analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The “gap” is the difference between the amounts of such assets and liabilities that are subject to repricing.

The table below sets forth the contractual repricing schedule of interest-earning assets and interest-bearing liabilities as of December 31, 2013. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable or variable rates are shown as being due within the next twelve months. Non-maturity deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled or expected amortizing principal payments that will be received throughout the lives of the loans or investments. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used.

	December 31, 2013
(Dollars in thousands)	1 Year or Less	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total

Interest-earning assets:
Loans:
Adjustable or variable rate	$695,859	$—	$—	$—	$695,859
Fixed rate	74,186	174,322	325,343	123,611	697,462
Loans held for sale	8,663	—	—	—	8,663
Interest-earning deposits with banks	71,699	—	—	—	71,699
Investment securities available for sale	1,721	71,258	111,455	219,954	404,388
Investment securities held to maturity	500	—	—	—	500
FHLB stock	8,929	—	—	—	8,929
Total interest-earning assets	$861,557	$245,580	$436,798	$343,565	$1,887,500

Interest-bearing liabilities:
Deposits:
Non-maturity deposits	$1,037,316	$—	$—	$—	$1,037,316
Time	357,495	217,442	59,978	—	634,915
Short-term borrowings	126,500	—	—	—	126,500
Long-term debt	22	19,471	232	53,196	72,921
Total interest-bearing liabilities	$1,521,333	$236,913	$60,210	$53,196	$1,871,652

Quarterly Financial Information

The table below presents condensed unaudited information relating to quarterly periods in the years ended December 31, 2013 and 2012.

(Dollars in thousands)	Fourth Quarter 2013	Third Quarter 2013	Second Quarter 2013	First Quarter 2013	Fourth Quarter 2012	Third Quarter 2012	Second Quarter 2012	First Quarter 2012

Summary of Operations:
Interest income	$22,658	$22,303	$22,484	$11,645	$11,901	$12,006	$11,910	$12,275
Interest expense	2,774	2,321	1,974	1,584	1,598	1,597	1,777	1,832
Net interest income	19,884	19,982	20,510	10,061	10,303	10,409	10,133	10,443
Provision for loan losses	757	1,280	1,492	1,940	1,167	1,077	2,046	1,064
Net interest income after provision for loan losses	19,127	18,702	19,018	8,121	9,136	9,332	8,087	9,379
Non-interest income	4,553	4,537	12,628	3,462	4,232	3,300	2,462	1,989
Non-interest expense	18,370	18,943	31,353	13,204	15,557	11,943	11,066	11,779
Income (loss) before income taxes	5,310	4,296	293	(1,621)	(2,189)	689	(517)	(411)
Income tax expense (benefit)	2,220	2,997	(2,808)	(395)	(2,467)	(66)	(486)	(197)
Net income (loss)	3,090	1,299	3,101	(1,226)	278	755	(31)	(214)
Net income (loss) attributable to non-controlling interests	1,353	820	1,343	202	(89)	278	1,682	64
Net income (loss) attributable to Piedmont Community Bank Holdings, Inc.	$1,737	$479	$1,758	$(1,428)	$367	$477	$(1,713)	$(278)

Basic earnings (loss) per common share	$1.18	$0.33	$1.20	$(0.97)	$0.25	$0.33	$(1.17)	$(0.19)
Diluted earnings (loss) per common share	$1.18	$0.33	$1.20	$(0.97)	$0.25	$0.33	$(1.17)	$(0.19)

Net income was $3.1 million in the fourth quarter of 2013 compared to $278 thousand in the fourth quarter of 2012. Net income attributable to Piedmont was $1.7 million, or $1.18 per common share, in the fourth quarter of 2013 compared to net income of $367 thousand, or $0.25 per common share, in the fourth quarter of 2012. Net operating earnings, which exclude securities gains, merger and conversion costs, and the reversal of a deferred tax valuation allowance, improved to $3.7 million in fourth quarter of 2013 from $1.6 million in the fourth quarter of 2012 as the Company improved its financial performance following the ECB merger by increasing net interest income, lowering provision for loan losses, increasing non-interest income, and by improving its operating efficiency. Similarly, pre-tax, pre-provision operating earnings increased to $6.7 million in the fourth quarter of 2013 from $489 thousand in the fourth quarter of 2012.

Net interest income was $19.9 million in the fourth quarter of 2013 compared to $10.3 million in the fourth quarter of 2012. The increase in net interest income was the result of a significant increase in earning assets from organic business activity and the ECB merger. Average earning assets increased from $1.07 billion in the fourth quarter of 2012 to $2.06 billion in the fourth quarter of 2013. Over this period, average loan balances increased by $629.4 million, of which $466.5 million was from acquired ECB loans, and average investment securities balances increased by $264.2 million. In addition, average deposits increased by $777.7 million, including $736.1 million from the ECB merger.

The Company's net interest margin declined from 4.42 percent in the fourth quarter of 2012 to 4.32 percent in the fourth quarter of 2013. The margin reduction was primarily due to declining yields on interest-earning assets partially offset by lower costs on interest-bearing liabilities. The yield on earning assets declined from 5.10 percent in the fourth quarter of 2012 to 4.92 percent in the fourth quarter of 2013, which reflected flat loan yields and lower yields on investment securities. Consistent loan yields were a product of lower prevailing market loan rates on new loan originations offset by a favorable impact from acquisition accounting fair value adjustments. Securities yields declined as the Company reinvested principal paydowns and proceeds from sales at lower current market rates.

The cost of interest-bearing liabilities declined from 0.80 percent in the fourth quarter of 2012 to 0.69 percent in the fourth quarter of 2013, which primarily reflected a lower cost of deposits as the Company adjusted interest rates it pays on certain checking and money market accounts in the second quarter of 2013 and incorporated the ECB deposit base. The Company also increased its level of short-term borrowings in the form of FHLB advances which lowered overall funding costs. These reductions were partially offset by an increase in the cost of long-term debt from the issuance of $38.1 million of subordinated debt in August 2013. These subordinated notes were issued to further strengthen and diversify the Company's regulatory capital position.

Provision for loan losses was $757 thousand in the fourth quarter of 2013 compared to $1.2 million in the fourth quarter of 2012. The reduction in provision for loan losses was primarily due improvements in expected cash flows on certain PCI loan pools in the fourth quarter of 2013 compared to PCI loan provision expense of $371 thousand in the prior year fourth quarter. Annualized net loan charge-offs were 0.21 percent of average loans in the fourth quarter of 2013 compared to 0.17 percent in the fourth quarter of 2012. The following table summarizes the changes in the ALLL in the fourth quarters of 2013 and 2012.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total
Q4 2013:
Balance at October 1, 2013	$4,591	$2,443	$7,034
Net charge-offs	(748)	—	(748)
Provision for loan losses	839	(82)	757
Balance at December 31, 2013	$4,682	$2,361	$7,043

Q4 2012:
Balance at October 1, 2012	$2,239	$907	$3,146
Net charge-offs	(315)	—	(315)
Provision for loan losses	796	371	1,167
Balance at December 31, 2012	$2,720	$1,278	$3,998

Non-interest income totaled $4.6 million in the fourth quarter of 2013, which was an increase from $4.2 million in the fourth quarter of 2012. The increase was primarily the result of higher income from service charges and fees, government-guaranteed lending, and bank-owned life insurance. These increases were partially offset by a reduction in mortgage banking income and gains on sales of securities.

Service charges and fees increased by $899 thousand primarily due to the addition of deposit accounts acquired in the ECB merger. Government-guaranteed, small business lending income increased by $166 thousand. Bank-owned life insurance income increased by $189 thousand primarily due to the addition of life insurance policies acquired in the ECB merger. Mortgage banking income decreased by $303 thousand due to several factors, including an increase in long-term interest rates which significantly reduced refinancing activities as well as declining profit margins on loans sold to investors. The Company has taken certain steps to improve its mortgage banking performance in the future which included hiring a veteran mortgage production manager in the third quarter of 2013, hiring FHA and VA mortgage underwriters, which generally produce higher margin loans, and reducing headcount and cutting costs in the mortgage business.

Non-interest expense totaled $18.4 million in the fourth quarter of 2013, which was a significant increase from $15.6 million in the fourth quarter of 2012. The increase in expenses was primarily due to increases in salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories due to the ECB merger which added employees, branch and other facilities, and equipment to the Company's expense base. The Company's operating efficiency ratio, which excludes non-recurring merger and conversion costs, improved from 92.5 percent in the fourth quarter of 2012 to 72.7 percent in the fourth quarter of 2013. Much of the improvement in the operating efficiency ratio was due to increased scale and operating leverage provided by the ECB merger combined with cost cutting measures which will continue to benefit the Company going forward. For example, full time equivalent employees for the combined Company decreased from 520 at the ECB merger date to 455 as of December 31, 2013.

The Company’s income tax expense was $2.2 million in the fourth quarter of 2013 compared to an income tax benefit of $2.5 million in the fourth quarter of 2012. Income tax expense in the fourth quarter of 2012 was significantly impacted by a $3.3 million reversal of a deferred tax valuation allowance.